EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, number 333-154157, and Form S-8, numbers 333-43080, 333-76849, 333-73666, 333-118320, and 333-171260) of our reports dated March 14, 2012, with respect to the consolidated financial statements of GSI Group Inc., and the effectiveness of internal control over financial reporting of GSI Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2012